Exhibit F-2(d)

February 6, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

With respect to (1) the Application-Declaration (the "Application-Declaration") on Form U-1, as amended (File No. 70-10157), filed by Entergy Mississippi, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended, contemplating, among other things, the issuance and sale by the Company, by negotiated public offering, of one or more new series of the Company's Preferred Stock; (2) the Commission's order dated December 29, 2003 (the "Order") permitting the Application-Declaration, as amended, to become effective with respect to the issuance and sale of said Preferred Stock; and (3) the issuance and sale by the Company on June 28, 2005 of 1,200,000 shares of its 6.25% Preferred Stock, Cumulative, $25 Par Value (the "Preferred Stock"), we advise you that in our opinion:

(a) the issuance and sale of the Preferred Stock have been consummated in accordance with the Application-Declaration, as amended, and the Order;

(b) all state laws that relate or are applicable to the issuance and sale of the Preferred Stock (other than so-called "blue sky" or similar laws, with respect to which we express no opinion) have been complied with;

(c) the Preferred Stock has been validly issued by the Company, it is fully paid and nonassessable, and the holders thereof are entitled to the rights and privileges appertaining thereto set forth in the Company's Amended and Restated Articles of Incorporation, as amended; and

(d) the consummation of the issuance and sale of the Preferred Stock has not violated the legal rights of the holders of any securities issued by the Company or any associate company thereof.

This opinion is limited to the laws of the States of New York and Mississippi and the United States of America. In giving this opinion, we have relied, as to all matters governed by the laws of the State of Mississippi, upon the opinion of Wise Carter Child & Caraway, Professional Association, Jackson, Mississippi, counsel for the Company, which is to be filed as an exhibit to the Certificate pursuant to Rule 24.

Our consent is hereby given to the use of this opinion as an exhibit to the Certificate pursuant to Rule 24.

Very truly yours,

/s/ Thelen Reid & Priest LLP

THELEN REID & PRIEST LLP